Exhibit(h)(3)

AMENDMENT NO. 2 TO ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

(SALIENT MF TRUST AND CAYMAN SUBSIDIARIES)

THIS AMENDMENT is made as of October 17, 2017 by and between ALPS Fund Services, Inc. (“ALPS”), Salient MF Trust (the “Trust”), Salient Adaptive Growth Offshore Fund Ltd. (the “Growth Fund”), and Salient Trend Offshore Fund Ltd. (the “Trend Fund,” together with the Growth Fund, the “Funds”).

WHEREAS, ALPS, the Trust, the Growth Fund and the Trend Fund have entered into an Administration, Bookkeeping And Pricing Services Agreement (the “Agreement”) dated May 2, 2016, as amended;

WHEREAS, the Trust and the Funds desire to appoint ALPS to perform certain administrative services for the Funds and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Amendment; and

WHEREAS, the parties wish to amend the provisions of the Agreement to modify the services and fees set forth under Appendix B – Services and Appendix C – Fees.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appendix B – Services. Appendix B is amended to add certain Global Compliance Services to the list of services provided by ALPS, as set forth in the attached Appendix B.

2.	Appendix C – Compensation. Appendix C is amended to add fees concerning the Global Compliance Services, as set forth in the attached Appendix C.

3.

Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, this Amendment No. 2 has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

ALPS FUND SERVICES, INC.		SALIENT MF TRUST

By:	/s/ Jeremy O. May	By:	/s/ John A. Blaisdell
Name:	Jeremy O. May	Name:	John A. Blaisdell
Title:	President	Title:	President

SALIENT ADAPTIVE GROWTH OFFSHORE FUND LTD.		SALIENT TREND OFFSHORE FUND LTD.

By:	/s/ John A. Blaisdell	By:	/s/ John A. Blaisdell
Name:	John A. Blaisdell	Name:	John A. Blaisdell
Title:	Chief Executive Officer	Title:	Chief Executive Officer

APPENDIX B

DATED AS OF OCTOBER 17, 2017

SERVICES

Global Compliance Services

ALPS will provide the following Global Compliance Services on behalf of the Growth Fund and the Trend Fund (hereinafter, the “Funds”):

Set-up:

1.

Assist with Internal Revenue Service (IRS) and local jurisdiction registration, and orient the Funds through registration processes, including serving as Point of Contact (POC) if requested by the Funds.

2.	Assist with completion of the Funds’ Form W-8, as applicable, and self-certifications where applicable.

3.	Add Funds to the ALPS Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standard (CRS) platform.

Ongoing:

1.	Perform due diligence on Fund investors in accordance with U.S. FATCA and CRS requirements, including collection of updated certification forms where applicable.

2.	Track expiration of Fund investor tax forms, and follow up with investors for updated forms as required.

3.	Assist with reporting required by IRS and/or local jurisdiction.

4.	Assist with Fund withholding calculations and payments, as applicable.

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APPENDIX C

DATED AS OF OCTOBER 17, 2017

COMPENSATION

I. Global Compliance Services Fees

In consideration for the Global Compliance Services provided by ALPS pursuant to this Amendment, the Funds agree to pay ALPS the fees (“Fees”) as set forth below.

[Fees redacted]

The Fees shall be calculated and accrued daily and payable monthly by the Funds.

II. Out-of-Pocket Fees and Late Charges re: Global Compliance Services Fees:

All out-of-pocket expenses are passed through to the Funds at cost, including but not limited to: third-party data fees, registration fees, printing, filing and mailing fees, confirmations and investor statements, postage, statement paper, wire fees and other bank charges, customized programming/enhancements and other out-of- pocket expenses incurred by ALPS in connection with the performance of the services under this Amendment.

All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.

* * * * *

The parties agree to review this Appendix C on an annual basis, and if any of the services under this Amendment have materially changed from the assumptions of the parties in agreeing to this Appendix C, the parties agree to engage in reasonable renegotiation of the fees set forth on this Appendix C.

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